Exhibit 3.7

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

Wentworth management Services, LLC

This Third Amended and Restated Limited Liability Company Agreement (“Agreement”) of Wentworth Management Services,, LLC, a Delaware limited liability company (the “Company”), effective as of the ___ day of ___, 2024 (the “Effective Date”), is entered into by and between the Company and Kingswood Acquisition Corp., a Delaware corporation, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on March 8, 2016, by the filing of a Certificate of Formation (“Certificate”) in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, the affairs of the Company have been governed by that certain Second Amended and Restated Limited Liability Company Agreement dated as of March 31, 2020 (the “Original Agreement”);

WHEREAS, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger dated as of July 7, 2022, by and among the Company, Member, Binah Capital Group, Inc., a Delaware corporation and wholly-owned subsidiary of KWAC (“Holdings”), Kingswood Merger Sub, a Delaware limited liability company and wholly owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“Wentworth Merger Sub”), the Member through its wholly owned subsidiary, Holdings, acquired all of the issued and outstanding equity interests of the Company; and

WHEREAS, the Member and the Company desire to amend and restate the Original Agreement in its entirety and have this Agreement supersede the Original Agreement.

NOW, THEREFORE, the Member agrees as follows:

1.             Name. The name of the Company is Wentworth Management Systems, LLC.

2.             Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3.             Principal Office; Registered Agent.

(a)             Principal Office. The location of the principal office of the Company shall be as set forth in the Certificate, or such other location as the Member may from time to time designate.

(b)             Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4.             Members.

(a)             Initial Member. The Member is the sole member of the Company. The Member owns 100% of the membership interests of the Company.

(b)             Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c)             Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

(d)             Pledge of Membership Interests.  Notwithstanding any other provisions in this Agreement, the Member shall be entitled to pledge its membership interests to, and otherwise grant a lien and security interest in its membership interests and all of its right, title and interest under this Agreement in favor of, the Company's (or its affiliates’) lenders (or an agent on behalf of such lenders and other credit providers) without any consents, approvals or actions required by such lenders (or agent), the  Member, the Company, any manager or officer of the Company or any other person under this Agreement. So long as any such pledge of or security interest in the Member's membership interests is in effect, no consent of the Company, the Member or any manager or officer of the Company shall be required to permit a pledgee thereof or any purchaser or other transferee of the Member's membership interests from such pledgee to be substituted for the Member under this Agreement upon the exercise of such pledgee's rights in accordance with the terms of such pledge with respect to such membership interests. So long as any such pledge by the Member of any of its membership interests is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.  For purposes hereof, “membership interests” shall be inclusive of limited liability company interests.

5.             Management.

(a)             Authority; Powers and Duties of the Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b)             Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). The initial Officers of the Company are set forth on Exhibit A hereto. Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her. Unless the authority of the agent designated as the Officer in question is limited in the document appointing such Officer or is otherwise specified by the Member, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.

6.             Liability of Member; Indemnification.

(a)             Liability of Member. To the fullest extent permitted under the Act, the Member, whether acting as the Member, in its capacity as the Managing Member or the manager of the Company, or in any other capacity, shall not be liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a Member.

(b)             Indemnification. The Member may authorize the Company to indemnify, defend, and hold harmless, the Member, against any and all liability and against any and all criminal, administrative, and investigative actions, suits, or proceedings, regardless of whether such is brought in the name of the Company or otherwise, for and against any loss, liability, damage, claim, expense, judgment, or settlement payment (including attorneys’ fees), whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 6(b) shall be provided out of and to the extent of Company assets or insurance purchased by Company only, and the Member shall not have any personal liability. The Member, as it shall deem appropriate, may elect to advance these funds or reimburse the Member.

7.             Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8.             Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

9.             Tax Status; Income and Deductions.

(a)             Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. If the Company should ever have more than one Member, it is the intent of the Company and the Member that the Company be treated as a partnership for income tax purposes. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b)             Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

10.           Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

11.           Dissolution; Liquidation.

(a)             The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under the applicable provisions of the Act, unless the Company’s existence is continued pursuant to the Act.

(b)             Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c)             In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d)             Upon the completion of the winding up of the Company, the Member shall file Articles of Dissolution in accordance with the Act.

12.             Miscellaneous.

(a)             Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b)             Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(c)             Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

COMPANY:

Wentworth Management Systems, LLC

By: Binah Capital Group, Inc., its Sole Member

By:
Name:
Title:

MEMBER:

Kingswood Acquisition Corp.

By:
Name:
Title:

[Signature Page to Third Amended and Restated LLCA of Wentworth Management Services, LLC]

Exhibit A

Officers

Name	Title
President
Chief Executive Officer
Secretary and Chief Financial Officer